UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): November 21,2000

                               CELEXX CORPORATION
             (Exact name of registrant as specified in its charter)

                        Commission File Number: 000-30468

             Nevada                                 65-0728991
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                Identification No.)

                        7251 West Palmetto Park Road
                                    Suite 208
                              Boca Raton, FL 33433-
               (Address of principal executive offices) (Zip code)

                                  561-395-1920
               (Registrant's telephone number including area code)


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Item 5. OTHER EVENTS


On October 24, 2000, the Company ("Celexx" and/or the "Company"), E-Pawn.com, Inc. (EPWN:OTCBB)("E-Pawn"), Vanguard Communications ("Vanguard"), Shawn Greyling ("Greyling") and Doug Forde ("Forde")signed and entered into an AGREEMENT OF SETTLEMENT AND RELEASE ("settlement agreement") to settle any and all disputes between and among them, concerning or arising from any agreements, rights , actions, judgements or dealings between and among them. Under the settlement, E-Pawn shall deliver to Celexx 5,250,000 of its unregistered common stock and Celexx shall deliver to E-Pawn 2,000,000 of its unregistered common stock, and Celexx shall forgive the $500,000 loan to E-Pawn. Celexx also granted to E-Pawn the right and option to buy back the 5,250,000 shares of common stock ("Option shares") of E-Pawn held by Celexx at an option price of $3.00 per share until September 30, 2003. If the closing price per share of option shares reaches $4.00 per share, Celexx shall have the right to demand that E-Pawn exercise the option, and if E-Pawn fails to purchase the shares, the option shall terminate.

The settlement agreement also provided for E-Pawn to pay Vanguard $12,000 which E-Pawn acknowledges E-Pawn owes Celexx for delivery of equipment previously sold, such sum being assigned to Vanguard and Celexx shall cause to deliver to Vanguard 250,000 shares of unregistered common stock of Celexx. In addition E-Pawn shall deliver equipment as agreed upon and Celexx shall deliver to Greyling 1,000,000 shares of common stock of E-Pawn held by Celexx and a warrant to purchase 250,000 shares of common stock of Celexx granting Greyling the right to purchase the shares at $2.50 per share until October 20, 2003.

EXHIBITS:

Exhibit 10.10 -  Agreement  of  Settlement  and  Release  dated October 20, 2000
(mutually  signed  October 24, 2000)  between  E-Pawn.com, Inc.,    and   Celexx
Corporation

Exhibit 10.11 - Option Agreement dated October 26, 2000 between E-Pawn.com, Inc., and Celexx Corporation






                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934,the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            CELEXX CORPORATION

Date: November 21, 2000                     By: /s/ David C. Langle
                                           ----------------
                                           David C. Langle
                                           Vice President
                                           and Chief Financial Officer